Exhibit 23.1

CONSENT AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in this Registration Statement on Form S-3 of our report dated February 23, 2024 (which report includes an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern), with respect to the consolidated financial statements of Tharimmune, Inc. as of December 31, 2023 and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey

December 19, 2024